FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-08

_____________________________________________
Sent: Monday, May 11, 2015 10:41 AM
Subject: GSMS 2015-GC30 -- New Issue Announcement (external)

GSMS 2015-GC30 -- New Issue Announcement (external)
$1.155bn Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Managers: Cantor Fitzgerald & Co., Deutsche Bank Securities and Drexel Hamilton, LLC

						Cum NOI
Class	Moody's/KBRA/MSTR	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAA(sf)/AAA	52.911	2.78	30.000%	44.5%	17.3%
A-2	Aaa(sf)/AAA(sf)/AAA	138.851	4.87	30.000%	44.5%	17.3%
A-3	Aaa(sf)/AAA(sf)/AAA	240.000	9.76	30.000%	44.5%	17.3%
A-4	Aaa(sf)/AAA(sf)/AAA	353.977	9.88	30.000%	44.5%	17.3%
A-AB	Aaa(sf)/AAA(sf)/AAA	81.051	7.22	30.000%	44.5%	17.3%
A-S	Aa2(sf)/AAA(sf)/AAA	102.640	9.95	21.711%	49.8%	15.5%
B	NR/AA-(sf)/AA-	73.071	9.95	15.810%	53.5%	14.4%
C	NR/A-(sf)/A-	58.198	9.95	11.110%	56.5%	13.6%
D	NR/BBB-(sf)/BBB-	53.989	9.95	6.750%	59.3%	13.0%

X-A	Aa1(sf)/AAA(sf)/AAA	969.430	N/A	N/A	N/A	N/A
X-B	NR/AAA(sf)/AAA	73.071	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$1.238bn
Number of Mortgage Loans:	89
Number of Mortgaged Properties:	178
Average Cut-off Date Mortgage Loan Balance:	13.913mm
Weighted Average Mortgage Interest Rate:	4.0755%
Weighted Average Remaining Term to Maturity/ARD (months):	113
Weighted Average Remaining Amortization Term (months):	356
Weighted Average Cut-off Date LTV Ratio:	63.6%
Weighted Average Maturity Date/ARD LTV Ratio:	54.4%
Weighted Average Underwritten Debt Service Coverage Ratio:	2.19x
Weighted Average Debt Yield on Underwritten NOI:	12.1%
% of Mortgage Loans with Subordinate Debt:	6.8%
% of Mortgage Loans with Preferred Equity:	0.9%
% of Mortgaged Properties with Single Tenants:	3.9%

Property Type:	20.7% Multifamily, 20.5% Hospitality, 20.4% Retail,
16.6% Office, 16.1% Mixed Use, 3.6% Self Storage,
1.1% Manufactured Housing

Top 5 States: 22.1% TX, 13.1% CA, 10.1% WA, 8.5% OH, 5.7% NY

Anticipated Timing
Global Investor Call:	Mon, May 11th
Roadshow:	Tue, May 12th
Anticipated Pricing:	Late Week of May 11th
Anticipated Closing:	Fri, May 29th

Global Investor Call Details
Date:	Mon, May 11th
Time:	3:00 PM ET
Dial-In:	888-437-9362
Passcode:	7790995

Roadshow Schedule

Boston, MA – Breakfast Meeting
-Boston Harbor Hotel – South Atlantic Room
-70 Rowes Wharf, Boston, MA
-8:30AM ET

Hartford, CT - Lunch Meeting
-Max Downtown – Private Dining Room
-185 Asylum St, Hartford, CT
-12:30PM ET

Minneapolis, MN - Breakfast Meeting
-The Marquette Hotel – Red River Room
-710 Marquette Ave, Minneapolis, MN
-8:00AM CT

Term Sheet

Annex A

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331)  for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

  ________________________________
See the http://www.gs.com/disclaimer/afg/ for important information regarding this message and your reliance on information contained in it. This message may contain information that is confidential or privileged. If you are not the intended recipient, please advise the sender immediately and delete this message. See the http://www.gs.com/disclaimer/email/ for further information on confidentiality and the risks inherent in electronic communication.